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                                                                    EXHIBIT 99.2

                           PLASTIC CONTAINERS, INC.

                             OFFER TO EXCHANGE ITS
            10% SENIOR SECURED NOTES DUE 2006, SERIES B, WHICH HAVE
         BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
                      FOR ANY AND ALL OF ITS OUTSTANDING
                 10% SENIOR SECURED NOTES DUE 2006, SERIES A,
                       WHICH HAVE NOT BEEN SO REGISTERED

To Securities Brokers and Dealers, Commercial Banks, Trust Companies and Other
 Nominees:

  Plastic Containers, Inc. (the "Company") is making an offer (the "Exchange Offer") to exchange its 10% Senior Secured Notes due 2006, Series B for any and all of its outstanding 10% Senior Secured Notes due 2006, Series A (the "Old Notes"), upon the terms and subject to the conditions set forth in the enclosed Prospectus dated April 24, 1997 (the "Prospectus") and the enclosed Letter of Transmittal ("Letter of Transmittal").

  We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee or who hold Old Notes registered in their own names.

  The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Old Notes pursuant to the Exchange Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the exchange and transfer of Old Notes for New Notes, except as otherwise provided in Instruction 5 to the Letter of Transmittal.

  Enclosed are copies of the following documents:

    1. The Prospectus.

    2. The Letter of Transmittal for your use and for the information of your clients.

    3. A form of letter which may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

    4. A return envelope addressed to United States Trust Company of New York, the Exchange Agent.

  Your prompt action is required. The Exchange Offer will expire at 5:00 p.m. New York City time, on May 23, 1997 (the "Expiration Date") unless the Exchange Offer is extended by the Company. Tendered Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To participate in the Exchange Offer, either (i) book-entry confirmation of a valid book-entry transfer must be received by the Exchange Agent prior to the expiration of the Exchange Offer, or (ii) certificates for Old Notes and a duly executed and properly completed Letter of Transmittal thereof, together with any other required documents, must be delivered to the Exchange Agent as indicated in the Letter of Transmittal and the Prospectus prior to the expiration of the Exchange Offer.

  Additional copies of the enclosed material may be obtained from United States Trust Company of New York, the Exchange Agent (telephone 1-800-548-
6565).

                                          Very truly yours,

                                          PLASTIC CONTAINERS, INC.

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.